Exhibit 99.2

FOR IMMEDIATE RELEASE: Friday, January 25, 2008	FOR FURTHER INFORMATION: Rich Sheffer (952) 887-3753

DONALDSON COMPANY INCREASES QUARTERLY DIVIDEND 10 PERCENT

MINNEAPOLIS, January 25, 2008-- Donaldson Company, Inc. (NYSE: DCI), announced today that its Board of Directors has increased the quarterly common stock cash dividend by 10 percent, marking the 22nd consecutive year of dividend increases.

The Board declared a regular cash dividend of 11 cents per share, payable March 14, 2008 to shareholders of record as of February 22, 2008. As of December 31, 2007, there were approximately 79,100,000 shares outstanding. The current declaration is the 210th consecutive quarterly cash dividend paid by Donaldson over a time span of 52 years.

About Donaldson Company, Inc.

Donaldson is a leading worldwide provider of air and liquid filtration systems and replacement parts that improve people’s lives, enhance our Customers’ equipment performance and protect our environment. We are a technology-driven company committed to satisfying our Customers’ needs for diesel engine equipment and industrial filtration solutions through innovative research and development, superior technology, and global presence. Our 12,000 employees contribute to the company’s success by supporting our Customers at more than 100 sales, manufacturing, and distribution locations around the world.

Donaldson is a member of the S&P MidCap 400 and Russell 1000 indices, and our shares trade on the NYSE under the symbol DCI. Additional information is available at www.donaldson.com.

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